Exhibit 99.1

NEWS RELEASE

Transcat, Inc. 35 Vantage Point Drive • Rochester • NY • 14624 • Phone: (585) 352-7777
IMMEDIATE RELEASE
Transcat Reports Fiscal 2008 Third Quarter Operating Income
Increased 39% versus Fiscal 2007 Third Quarter Adjusted
Operating Income
•	Operating income increased 38.6% in fiscal 2008 third quarter compared with adjusted operating income before a one-time gain in fiscal 2007 third quarter

•	Sales increased 7.0% to $18.4 million in the fiscal 2008 third quarter

•	Diluted earnings per share for the fiscal 2008 third quarter were $0.17 compared with $0.16 for the fiscal 2007 third quarter

•	Transcat expects long-term margin expansion on continued sales growth
Rochester, NY, January 29, 2008 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement and calibration instruments and accredited provider of calibration and repair services, today reported sales of $18.4 million in the third quarter of fiscal 2008 which ended December 29, 2007. This represented a 7.0%, or $1.2 million, increase compared with sales of $17.2 million in the same period of the prior fiscal year. Growth for the fiscal 2008 third quarter when compared with the fiscal 2007 third quarter came from both business segments: Distribution Products (Products) and Calibration Services (Services). The Products segment contributed 59.1%, or $0.7 million, of the increase while the Services segment contributed the remaining 40.9%, or $0.5 million, of the sales increase.
Sequentially, sales increased 10.9% in the third quarter of fiscal 2008 compared with sales of $16.6 million in the second quarter of fiscal 2008. Typically, sales in the third and fourth quarters are stronger than the first two quarters, with the fourth quarter being the strongest quarter in the fiscal year.
Charles P. Hadeed, President, CEO and COO of Transcat, commented, “Both the Products and Services segments are demonstrating the results of our sales initiatives and investments made to drive profitable sales growth. We believe that our strategic advantage in the test and measurement industry is our ability to provide a broad variety of premium branded products, high quality calibration services and consultative sales expertise to meet our customers’ test and measurement needs.”
He went on to say, “Our focus for growth is on building our calibration services business which has the greater margin expansion potential. We target customers primarily in the highly regulated process, utility, pharmaceutical and electrical industries that we believe value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes. This level of quality is particularly important for companies that recognize the costs associated with operational failures resulting from out of tolerance equipment.”
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
Fiscal 2008 Third Quarter Review
Gross margin for the fiscal 2008 third quarter was 25.6% compared with 24.9% in the fiscal 2007 third quarter. The improvement was the result of better product market channel sales mix and higher Services segment sales.
Operating expenses, which include selling, marketing, warehouse and administrative expenses, were $3.7 million in the third quarter of fiscal 2008 and relatively unchanged when compared with $3.5 million in the third quarter of fiscal 2007 and $3.7 million in the second quarter of fiscal 2008. Operating expenses for the fiscal 2008 third quarter were 19.9% of total sales and improved from 20.6% and 22.1% in the fiscal 2007 third quarter and fiscal 2008 second quarter, respectively.
Operating income in the fiscal 2008 third quarter was $1.0 million compared with $2.3 million in the same period of the prior fiscal year. Excluding the recognition of a previously deferred one-time $1.5 million pre-tax gain in the third quarter of fiscal 2007, adjusted operating income was $0.8 million. The recognition of the deferred gain resulted from the satisfaction of an inventory purchase commitment related to the sale of Transmation Products Group (“TPG”) in fiscal 2002. Operating income in the third quarter of fiscal 2008 increased 38.6% compared with the adjusted operating income in the same period of the prior fiscal year, and the operating margin of 5.7% in the third quarter of fiscal 2008 was 130 basis points higher than the adjusted operating margin of 4.4% in the third quarter of fiscal 2007. Operating income and operating margin in the trailing second quarter of fiscal 2008 were $0.6 million and 3.6%, respectively.
Adjusted operating income and adjusted operating margin are non-GAAP financial measures which we believe provide a better understanding of the performance of the Company. See the table below for a reconciliation of GAAP operating income to non-GAAP adjusted operating income.
Third Quarter FY 2008/2007 Reconciliation of GAAP Operating Income to
Non-GAAP Adjusted Operating Income

(Amounts in thousands)	Q3 FY 2008	Q3 FY 2007	% Difference
Operating Income	$1,044	$2,297	(55%)

Gain on divestiture of TPG – Products Segment	-	$1,544

Adjusted operating income	$1,044	$753	39%

Adjusted operating margin	5.7%	4.4%	30%
Net income in the third quarter of fiscal 2008 was $1.2 million, or $0.17 per diluted share, compared with $1.2 million, or $0.16 per diluted share, in the third quarter of fiscal 2007 and $0.2 million, or $0.03 per diluted share, in the second quarter of fiscal 2008.
Both the fiscal 2008 and 2007 fiscal third quarters’ results had the benefit of unusual, one-time items. The fiscal 2008 third quarter had a $0.8 million benefit from the reversal of a deferred tax asset valuation allowance. The Company reversed the allowance after an evaluation of the status of its foreign tax credits and the likelihood that these credits will be utilized prior to their expiration. The fiscal 2007 third quarter had a $1.5 million gain from the sale of TPG, which occurred in fiscal 2002, but was deferred due to a requirement that Transcat satisfy an inventory purchase commitment. Net of income taxes, the impact of this gain on net income was approximately $0.9 million. Excluding these effects from both quarters, adjusted net income was $0.5 million in the third quarter of fiscal 2008, up over 71% when compared with adjusted net income of $0.3 million in the third quarter of fiscal 2007 and up sequentially
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
compared with net income of $0.2 million in the second quarter of fiscal 2008. On a per diluted share basis, adjusted net income was $0.06 and $0.04 in the third quarters of fiscal 2008 and 2007, respectively, and $0.03 in the second quarter of fiscal 2008.
Adjusted net income is a non-GAAP financial measure which we believe provides a better understanding of the performance of the Company. See the table below for a reconciliation of GAAP net income to non-GAAP adjusted net income.
Third Quarter FY 2008/2007 Reconciliation of GAAP Net Income to
Non-GAAP Adjusted Net Income

(Amounts in thousands, except per share data)	Q3 FY 2008	Q3 FY 2007	% Difference
Net Income	$1,208	$1,207	-

Reversal of deferred tax asset valuation allowance	$757	-

Gain on divestiture of TPG, net of tax	-	$944

Adjusted net income	$451	$263	71%

Net income per diluted share	$0.17	$0.16	6%

Adjusted net income per diluted share	$0.06	$0.04	50%
Products and Services Segment Review
Transcat is uniquely positioned in the test and measurement industry by its ability to bundle a wide variety of test and measurement equipment with quality calibration and repair services for its customers. Customers value quick turn-around times for both equipment purchases and calibration and repair services, and Transcat’s operations are structured to rapidly respond to its customers’ needs.
Products Segment
Transcat’s Products segment markets and distributes more than 25,000 national and proprietary brands of process and electrical instruments to approximately 11,000 global customers. The Products segment primarily uses direct catalog marketing and the Company’s website, which has online ordering capabilities, to market to its core customer base of end-users as well as to wholesale resellers. Approximately 85% of Products segment sales in the third quarter of fiscal 2008 were direct while 13% were indirect through resellers.
The industry is characterized by frequent, small quantity orders combined with the need for rapid, reliable and complete order fulfillment. Transcat’s customer service and sales representatives often provide consultation to assist customers in determining which instruments will best meet their needs. By increasing direct marketing efforts using focused product catalogs, expanding the number of items available through its website, having available inventory of high-demand products and offering new products and technology, Transcat’s goal is to increase product sales in the mid to high single digit range over the next year, barring any major economic downturn.
Products segment sales were 70.5% of total sales in the fiscal 2008 third quarter. Products segment sales of $13.0 million in the fiscal 2008 third quarter increased 5.8% compared with sales of $12.3 million in the same period of the prior fiscal year and increased 15.9% compared with sales of $11.2 million in the fiscal 2008 second quarter. Improvement in Products segment sales reflects a combination
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
of increased prices, new product introductions by strategic manufacturing partners and growing sales through the www.transcat.com website.
Approximately 77% of the Products segment sales in the third quarter of fiscal 2008 were domestic, while 9% were to Canada and the remaining 14% to other international markets. The tables at the end of this release reflect trend data by channel and region.
The Products segment gross margin was 28.1% in the third quarter of fiscal 2008, up 70 basis points compared with 27.4% in the same period of the prior fiscal year and essentially flat with the prior fiscal quarter. Improved margins reflect the mix in market channel sales.
Operating income for the Products segment was $1.3 million for the third quarter of fiscal 2008, up $0.2 million compared with adjusted operating income of $1.1 million in the same period of the prior fiscal year and up $0.4 million sequentially compared with $0.9 million in the second quarter of fiscal 2008.
Services Segment
Transcat’s customers purchase calibration services for the purpose of significantly reducing their risk of product or process failures caused by inaccurate measurements. Transcat performs more than 100,000 in-house calibrations annually at one of its eleven Calibration Centers of Excellence, located throughout the U.S., Canada and Puerto Rico, or at the customer’s physical location. The highly fragmented billion-dollar calibration industry is served by over 750 providers ranging from nationally accredited organizations to small, single location operations with more limited capabilities. Transcat has adopted one of the broadest scopes of accreditation in the industry, achieving several international levels of quality, consistency and reliability.
Within the calibration industry, there is such a broad array of measurement disciplines that it is virtually impossible for one provider to invest in the capital, facilities and uniquely trained personnel necessary to perform all calibrations in-house. Transcat’s strategy has been to focus its investments in the core electrical, temperature, pressure and dimensional disciplines. Accordingly, in servicing its customers’ calibration needs, Transcat will subcontract approximately 20% of the equipment it receives from customers for calibration to outside vendors, including those with unique or proprietary capabilities of their own.
In the third quarter of fiscal 2008, Services segment sales were $5.4 million, or 29.5% of total sales, compared with $4.9 million in the third quarter of fiscal 2007, a 9.9% increase, and essentially flat compared with sales in the prior fiscal quarter.
The Services segment gross margin was 19.5% in the third quarter of fiscal 2008, up 70 basis points compared with 18.8% in the same period of the prior fiscal year and down 140 basis points from 20.9% in the second quarter of fiscal 2008. Because of the high fixed cost nature of the Services segment, as sales grow at a rate exceeding the inflation of operational costs, margins are expected to expand. However, in addition to the Services segment sales volume, quarter-to-quarter variations in the Services segment’s gross margin will depend on several factors including the percentage of service orders that are outsourced to other vendors, which can negatively impact margin, specific laboratory workload and the mix of customer equipment received.
Operating loss for the Services segment was $0.3 million for the third quarter of fiscal 2008, a reduction of $0.1 million compared with an operating loss of $0.4 million in the same period of the prior fiscal year and flat sequentially compared with an operating loss of $0.3 million in the second quarter of fiscal 2008.
Mr. Hadeed noted, “After spending the fiscal years 2002 through 2006 restructuring the business and its balance sheet, selling the manufacturing operations, realigning operations and right-sizing the organization, improving processes and standardizing procedures, we turned our efforts outward in fiscal 2007 and 2008 to grow our top line. We reorganized our sales force with an emphasized focus on
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
driving growth in the Services segment. Our objective is to fill our calibration services capacity so that we can realize its operating leverage potential.”
Mr. Hadeed continued, “Our Products segment is the core of our business, but we believe the Services segment has much greater operational leverage over the long-term. Our goal is to focus our sales energy on aggressively winning new customer accounts in the industries we have targeted and to build upon the Transcat brand in the test and measurement industry. We want to increase our current market share and be more significant to each of our customers including taking advantage of the cross-sell opportunities within each relationship.”
Nine Month Review
Sales for the first nine months of fiscal 2008 were $51.3 million, a 7.6% increase compared with sales of $47.6 million for the first nine months of fiscal 2007. Products segment sales were $35.2 million, or 68.6% of total sales, for the first nine months of fiscal 2008, a 7.5% increase compared with sales of $32.7 million for the first nine months of the prior fiscal year. Services segment sales were $16.1 million for the first nine months of fiscal 2008, 31.4% of total sales and an 8.0% increase from Services segment sales of $14.9 million for the first nine months of fiscal 2007. Growth drivers for the first nine months are the same as those discussed in the fiscal 2008 third quarter review. The tables at the end of the release reflect segment sales trends for the nine month period.
Gross margin for the first nine months of fiscal 2008 was 25.7%, a 120 basis point increase compared with gross margin of 24.5% for the first nine months of the previous fiscal year. For the nine month period, gross margin for the Products segment was 28.0% for fiscal 2008 compared with 26.1% for fiscal 2007, while Services segment gross margin was 20.7% for fiscal 2008 compared with 20.9% for fiscal 2007.
For the first nine months, operating expenses were $11.1 million, or 21.7% of sales, for fiscal 2008 compared with $10.0 million, or 21.1% of sales, for fiscal 2007. Operating income was $2.1 million for the fiscal 2008 nine month period compared with $3.2 million for the same period of the prior fiscal year, which included the recognition of a previously deferred $1.5 million pre-tax gain on the sale of TPG.
Net income for the first nine months of fiscal 2008 was $1.6 million, or $0.23 per diluted share. Excluding the $0.8 million deferred tax asset valuation allowance reversal, adjusted net income was $0.9 million or $0.12 per diluted share. For the comparable period in fiscal 2007, net income was $1.6 million, or $0.21 per diluted share. Excluding the deferred gain on the sale of TPG, adjusted net income for the first nine months of fiscal 2007 was $0.6 million or $0.08 per diluted share.
Adjusted net income is a non-GAAP financial measure which we believe provides a better understanding of the performance of the Company. See the table below for a reconciliation of GAAP net income to non-GAAP adjusted net income.
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
Nine Month FY 2008/2007 Reconciliation of GAAP Net Income to
Non-GAAP Adjusted Net Income

	Nine Months	Nine Months	%
(Amounts in thousands, except per share data)	FY 2008	FY 2007	Difference
Net Income	$1,640	$1,570	4%

Reversal of deferred tax asset valuation allowance	$757	-

Gain on divestiture of TPG, net of tax	-	$944

Adjusted net income	$883	$626	41%

Net income per diluted share	$0.23	$0.21	10%

Adjusted net income per diluted share	$0.12	$0.08	50%
Balance Sheet and Cash Management
Cash generated from operations for the nine-month period ended December 29, 2007, was $2.7 million, an improvement of $2.1 million from the same period in the prior fiscal year. The increased operating cash flow was used to repay $1.6 million in debt associated with the Company’s $10.0 million credit facility and for capital expenditures.
Capital expenditures in the fiscal 2008 third quarter were $0.4 million and were $1.4 million for the first nine months of fiscal 2008. This compares with capital expenditures of $0.3 million and $0.7 million for the third quarter and nine-month period of fiscal 2007. Capital expenditures are focused primarily on the expansion of calibration capabilities, including the expansion of the Rochester, New York and Anaheim, California laboratories, and for replacement of laboratory equipment. Capital expenditures for the full fiscal year 2008 are expected to be $1.5 to $1.7 million.
At December 29, 2007, inventory was $5.6 million compared with $4.3 million at March 31, 2007, with $1.1 million of the increase in inventory related to shipments from vendors during the last week of the fiscal 2008 third quarter in anticipation of strong sales in the fiscal fourth quarter, as well as to increase the immediate availability of high demand products.
In the third quarter of fiscal 2008, warrants for shares of common stock valued at $0.3 million, previously issued in fiscal 2002 related to the refinancing of debt, expired and were converted to capital in excess of par value.
Outlook
As previously mentioned, the fiscal fourth quarter is typically the Company’s strongest. This fiscal year’s fourth quarter has the disadvantage of one week (13 operating weeks) when compared with the fourth quarter of fiscal 2007 which had 14 operating weeks. Despite one less week, the Company expects margins to expand in the fiscal fourth quarter with higher sales.
Mr. Hadeed concluded, “Calibration services is a critical function in regulated industries and the expense of maintaining a diligent calibration program is microscopic when compared with quality issues that could arise, such as a product recall or manufacturing process failure. We believe federal requirements and a focus on quality systems by our customers will continue to increase in these regulated industries, and Transcat is uniquely qualified to service both the product and calibration needs within these markets.
“We expect our Products segment to maintain growth in the mid to upper single digit range while the Services segment should have growth in the low double digit range. Importantly, Services segment top-line growth in this range should provide increasing operating leverage and should result in operating
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
income increasing at a faster rate than sales. In addition to organic growth, we may look to acquire local test and measurement operations to expand the calibration disciplines we offer and/or diversify our customer and geographic base.”
ABOUT TRANSCAT
Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and accredited provider of calibration and repair services primarily for the process, life science and manufacturing industries. Transcat markets and distributes more than 25,000 national and proprietary brands of instrumentation to approximately 11,000 global customers. Transcat delivers precise, reliable, fast calibration services and repairs across the United States, Canada and Puerto Rico through its strategically located accredited laboratories. Transcat’s eleven calibration laboratories are all ISO-9001:2000 certified and the scope of accreditation for ISO/IEC 17025 is the widest in the industry.
Transcat’s growth strategy is to expand both its distribution products and calibration services in markets that value product breadth and availability and rely on accredited calibration services to maintain the integrity of their processes.
More information about Transcat can be found on its website at: www.transcat.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, sales operations, its strategy to build its sales representative channel, customer preferences and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Transcat’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
John Zimmer, Chief Financial Officer
Phone: (585) 352-7777 Email: jzimmer@transcat.com
-OR-
Tammy Poblete, Kei Advisors LLC
Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
Transcat, Inc.
Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December 29,	December 23,	December 29,	December 23,
	2007	2006	2007	2006
Product Sales	$13,005	$12,296	$35,151	$32,713
Service Sales	5,435	4,944	16,104	14,907

Net Sales	18,440	17,240	51,255	47,620

Cost of Products Sold	9,351	8,927	25,306	24,177
Cost of Services Sold	4,376	4,015	12,763	11,792

Total Cost of Products and Services Sold	13,727	12,942	38,069	35,969

Gross Profit	4,713	4,298	13,186	11,651

Selling, Marketing and Warehouse Expenses	2,304	2,230	6,627	6,337
Administrative Expenses	1,365	1,315	4,472	3,705

Total Operating Expenses	3,669	3,545	11,099	10,042

Gain on TPG Divestiture	-	1,544	-	1,544

Operating Income	1,044	2,297	2,087	3,153

Interest Expense	17	84	80	268
Other Expense, net	135	145	425	265

Total Other Expense	152	229	505	533

Income Before Income Taxes	892	2,068	1,582	2,620
(Benefit from) Provision for Income Taxes	(316)	861	(58)	1,050

Net Income	$1,208	$1,207	$1,640	$1,570

Basic Earnings Per Share	$0.17	$0.17	$0.23	$0.23
Average Shares Outstanding	7,162	6,938	7,119	6,919

Diluted Earnings Per Share	$0.17	$0.16	$0.23	$0.21
Average Shares Outstanding	7,314	7,428	7,266	7,415
Note: Certain prior period balances have been reclassified to conform with the current period presentation.
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
Transcat, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except per share data)

	(Unaudited)
	December 29,	March 31,
	2007	2007
ASSETS
Current Assets:
Cash	$302	$357
Accounts Receivable, less allowance for doubtful accounts of $77 and $47 as of December 29, 2007 and March 31, 2007, respectively	8,271	8,846
Other Receivables	878	352
Inventory, net	5,611	4,336
Prepaid Expenses and Other Current Assets	1,150	762
Deferred Tax Asset	420	851

Total Current Assets	16,632	15,504
Property and Equipment, net	3,344	2,814
Goodwill	2,967	2,967
Deferred Tax Asset	1,552	791
Other Assets	348	346

Total Assets	$24,843	$22,422

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$6,709	$5,307
Accrued Compensation and Other Liabilities	2,258	2,578
Income Taxes Payable	97	42

Total Current Liabilities	9,064	7,927
Long-Term Debt	1,263	2,900
Other Liabilities	389	366

Total Liabilities	10,716	11,193

Shareholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 7,430,475 and 7,286,119 shares issued as of December 29, 2007 and March 31, 2007, respectively; 7,154,693 and 7,010,337 shares outstanding as of December 29, 2007 and March 31, 2007, respectively	3,715	3,643
Capital in Excess of Par Value	6,345	5,268
Warrants	-	329
Accumulated Other Comprehensive Income	481	43
Retained Earnings	4,574	2,934
Less: Treasury Stock, at cost, 275,782 shares as of December 29, 2007 and March 31, 2007	(988)	(988)

Total Shareholders’ Equity	14,127	11,229

Total Liabilities and Shareholders’ Equity	$24,843	$22,422

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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
Transcat, Inc.
Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited)
	Nine Months Ended
	December 29,	December 23,
	2007	2006
Cash Flows from Operating Activities:
Net Income	$1,640	$1,570
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Deferred Income Taxes	(333)	975
Depreciation and Amortization	1,290	1,226
Provision for Accounts Receivable and Inventory Reserves	(48)	106
Stock-Based Compensation Expense	601	387
Gain on TPG Divestiture	-	(1,544)
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	409	(537)
Inventory	(1,200)	(245)
Prepaid Expenses and Other Assets	(859)	(721)
Accounts Payable	1,402	198
Accrued Compensation and Other Liabilities	(287)	(777)
Income Taxes Payable	55	(102)

Net Cash Provided by Operating Activities	2,670	536

Cash Flows from Investing Activities:
Purchase of Property and Equipment	(1,351)	(709)

Net Cash Used in Investing Activities	(1,351)	(709)

Cash Flows from Financing Activities:
Chase Revolving Line of Credit, net	(1,637)	4,359
GMAC Revolving Line of Credit, net	-	(3,252)
Payments on Other Debt Obligations	-	(1,073)
Issuance of Common Stock	219	161

Net Cash (Used in) Provided by Financing Activities	(1,418)	195

Effect of Exchange Rate Changes on Cash	44	1

Net (Decrease) Increase in Cash	(55)	23
Cash at Beginning of Period	357	115

Cash at End of Period	$302	$138

Supplemental Disclosures of Cash Flow Activity:
Cash paid during the period for:
Interest	$90	$278
Income Taxes, net	$264	$177

Supplemental Disclosure of Non-Cash Financing Activity:
Treasury Stock Acquired in Cashless Exercise of Stock Options	$-	$50
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
Transcat Inc.
Fiscal 2008 Third Quarter
Additional Information
Business Segment Data
(Amounts in thousands, except percentages data)

	(Unaudited)	(Unaudited)
	Quarter ended	Quarter ended
	December 29, 2007	December 23, 2006	% Change
Products
Net sales	$13,005	$12,296	5.8%
Gross profit	3,654	3,369	8.5%
Margin	28.1%	27.4%
Operating income*	1,338	2,697	(50.4)%
Margin	10.3%	21.9%

Services
Net sales	$5,435	$4,944	9.9%
Gross profit	1,059	929	13.9%
Margin	19.5%	18.8%
Operating loss	(294)	(400)	26.5%
Margin	(5.4)%	(8.1)%

Consolidated
Net sales	$18,440	$17,240	7.0%
Gross profit	4,713	4,298	9.7%
Margin	25.6%	24.9%
Operating income*	1,044	2,297	(54.5)%
Margin	5.7%	13.3%

Unallocated Amounts:
Other Expense	152	229
(Benefit from) provision for income taxes	(316)	861

Total	(164)	1,090

Net income	$1,208	$1,207

*	(Includes the recognition of a previously deferred gain in the quarter ended December 23, 2006)
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
Transcat Inc.
Fiscal 2008 Nine Month
Additional Information
Business Segment Data
(in thousands, except percentages data)

	(Unaudited)	(Unaudited)
	Nine months ended	Nine months ended
	December 29, 2007	December 23, 2006	% Change
Products
Net sales	$35,151	$32,713	7.5%
Gross profit	9,845	8,536	15.3%
Margin	28.0%	26.1%
Operating income*	2,949	3,894	(24.3)%
Margin	8.4%	11.9%

Services
Net sales	$16,104	$14,907	8.0%
Gross profit	3,341	3,115	7.3%
Margin	20.7%	20.9%
Operating loss	(862)	(741)	16.3%
Margin	(5.4)%	(5.0)%

Consolidated
Net sales	$51,255	$47,620	7.6%
Gross profit	13,186	11,651	13.2%
Margin	25.7%	24.5%
Operating income*	2,087	3,153	(33.8)%
Margin	4.1%	6.6%

Unallocated Amounts:
Other Expense	505	533
(Benefit from) provision for income taxes	(58)	1,050

Total	447	1,583

Net income	$1,640	$1,570

*	(Includes the recognition of a previously deferred gain in the nine months ended December 23, 2006)
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Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
PRODUCTS SEGMENT SALES BY MARKET CHANNEL
(Amounts in millions)
(Unaudited)

	FY 2007
					FY 2007
	Q1	Q2	Q3	Q4	Total	% Total
Direct	$8.5	$8.2	$10.4	$10.2	$37.3	82.2%
Reseller	1.8	1.5	1.7	2.3	7.3	16.1%
Freight Billed to Customers	0.2	0.2	0.2	0.2	0.8	1.8%
Total Product Sales	$10.5	$9.9	$12.3	$12.7	$45.4

	FY 2008
					FY 2008
	Q1	Q2	Q3		YTD Total	% Total
Direct	$9.1	$9.5	$11.1		$29.7	84.6%
Reseller	1.6	1.5	1.7		4.8	13.7%
Freight Billed to Customers	0.2	0.2	0.2		0.6	1.7%
Total Product Sales	$10.9	$11.2	$13.0		$35.1
SERVICE SEGMENT SALES BY TYPE
(Amounts in millions)
(Unaudited)

	FY 2007
					FY 2007
	Q1	Q2	Q3	Q4	Total	% Total
Depot	$3.2	$3.3	$3.1	$4.0	$13.6	64.5%
On-site	0.9	0.8	0.8	1.1	3.6	17.1%
Outsourced	0.8	0.8	0.9	1.0	3.5	16.6%
Freight Billed to Customers	0.1	0.1	0.1	0.1	0.4	1.9%
Total Service Sales	$5.0	$5.0	$4.9	$6.2	$21.1

	FY 2008
					FY 2008
	Q1	Q2	Q3		YTD Total	% Total
Depot	$3.2	$3.4	$3.4		$10.0	62.1%
On-site	1.0	0.9	0.9		2.8	17.4%
Outsourced	1.0	1.0	1.0		3.0	18.6%
Freight Billed to Customers	0.1	0.1	0.1		0.3	1.9%
Total Service Sales	$5.3	$5.4	$5.4		$16.1
- m o r e -

Transcat Reports Fiscal 2008 Third Quarter Operating Income Increased 39% versus Fiscal 2007 Third Quarter
Adjusted Operating Income
January 29, 2008
PRODUCTS SEGMENT SALES BY REGION
(Amounts in millions)
(Unaudited)

	FY 2007
					FY 2007
	Q1	Q2	Q3	Q4	Total	% Total
United States	$8.3	$7.5	$9.5	$10.0	$35.3	77.8%
Canada	1.0	0.9	1.2	1.1	4.2	9.3%
Other International	1.0	1.3	1.4	1.4	5.1	11.2%
Freight Billed to Customers	0.2	0.2	0.2	0.2	0.8	1.8%
Total	$10.5	$9.9	$12.3	$12.7	$45.4

	FY 2008
					FY 2008
	Q1	Q2	Q3		YTD Total	% Total
United States	$8.4	$8.6	$10.0		$27.0	76.9%
Canada	1.0	0.9	1.2		3.1	8.8%
Other International	1.3	1.5	1.6		4.4	12.5%
Freight Billed to Customers	0.2	0.2	0.2		0.6	1.7%
Total	$10.9	$11.2	$13.0		$35.1
- m o r e -